CONFORMED COPY










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                       TAX ALLOCATION AGREEMENT


                     dated as of December 6, 1996,


                             by and among


                  ROCKWELL INTERNATIONAL CORPORATION,


                NEW ROCKWELL INTERNATIONAL CORPORATION


                                  and


                          THE BOEING COMPANY










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






                           TABLE OF CONTENTS


ARTICLE I

DEFINITIONS.....................................................     2
     1.1.  Definitions..........................................     2

ARTICLE II

FILING OF TAX RETURNS...........................................     9
     2.1.  Preparation of Tax Returns...........................     9
     2.2.  Pre-Merger Tax Returns...............................    10
     2.3.  Post-Merger Tax Returns..............................    10

ARTICLE III

PAYMENT OF TAXES................................................    11
     3.1.  Allocation of Tax Liabilities........................    11
     3.2.  Tax Refunds, Carrybacks and California Tax
           Credits..............................................    12

ARTICLE IV

ALLOCATION AND CALCULATION OF TAXES.............................    13
     4.1.  Straddle Period Taxes................................    13
     4.2.  Share of Allowable Taxes.............................    14
     4.3.  Calculations and Determinations......................    14
     4.4.  Principles of Determination..........................    15
     4.5.  Change in Law........................................    15

ARTICLE V

NEWCO OPTIONS; COMPENSATION PAYMENTS; CERTAIN CONTRACTS;
GUNSHIP CLAIMS; ENVIRONMENTAL COVERAGE CLAIMS; HEALTH CARE
CLAIMS; B-1B CONTRACTS; FOREIGN SUBSIDIARIES;
CONSENT SOLICITATION............................................    16
     5.1.  Tax Deductions Arising in Respect of Newco
           Options..............................................    16
     5.2.  Compensation Payments................................    18
     5.3.  Percentage Completion Contracts......................    19
     5.4.  Gunship Claims.......................................    20
     5.5.  Environmental Coverage Claims and Health
           Care Claims..........................................    20
     5.6.  B-1B Contracts.......................................    21
     5.7.  Research and Experimentation Credit..................    21
     5.8.  Foreign Subsidiaries.................................    22

     5.9.  Consent Solicitation; Repayment of Short-
           Term Debt...........................................     22

ARTICLE VI

TAX INDEMNIFICATION; TAX CONTESTS..............................     23
     6.1.  Indemnification.....................................     23
     6.2.  Notice of Indemnity.................................     26
     6.3.  Tax Contests........................................     26
     6.4.  Timing Adjustments..................................     27
     6.5.  Certain Post-Distribution Transactions..............     28
     6.6.  Payments Net of Taxes...............................     30

ARTICLE VII

COOPERATION AND EXCHANGE OF INFORMATION........................     31
     7.1.  Preparation of Returns..............................     31
     7.2.  Cooperation and Exchange of Information.............     31
     7.3.  Record Retention....................................     32
     7.4.  Notification of Certain Dispositions................     33

ARTICLE VIII

MISCELLANEOUS..................................................     33
     8.1.  Entire Agreement....................................     33
     8.2.  Modification or Amendment...........................     33
     8.3.  Notices.............................................     33
     8.4.  No Third Party Beneficiaries........................     34
     8.5.  Assignment..........................................     35
     8.6.  Term................................................     35
     8.7.  Captions............................................     35
     8.8.  Severability........................................     35
     8.9.  Specific Performance................................     35
     8.10. Counterparts........................................     36
     8.11. Governing Law.......................................     36
     8.12. Agent...............................................     36

                       TAX ALLOCATION AGREEMENT


          This TAX ALLOCATION AGREEMENT (this "Agreement"), dated as of December 6, 1996, among ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), NEW ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation and a wholly owned subsidiary of the Company ("Newco"), and THE BOEING COMPANY, a Delaware corporation ("Acquiror").


                         W I T N E S S E T H:

          WHEREAS, the Company, Acquiror and Boeing NA, Inc., a wholly owned subsidiary of Acquiror ("Sub"), have entered into an Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company;

          WHEREAS, the Board of Directors of the Company has approved an agreement and plan of distribution in the form attached as Annex A to the Merger Agreement (the "Distribution Agreement");

          WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger;

          WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Distribution Agreement to consummate the Distribution (as defined in the Distribution Agreement);

          WHEREAS, Acquiror and the Company, on behalf of each of them and the Company Group (as defined herein) and Newco, on behalf of itself and the Newco Group (as defined herein), wish to provide for the allocation between the Company Group and the Newco Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as hereinafter defined) and to provide for certain other matters; and

          NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                               ARTICLE I

                              DEFINITIONS

          1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Distribution Agreement, as the case may be. As used in this Agreement, the following terms shall have the following respective meanings:

          "Acquiror Tax Opinion" means the opinion received by Acquiror from Cravath, Swaine & Moore pursuant to Section 6.3(c) of the Merger Agreement.

          "Acquiror's Tax Representation Letter" means the representation letter delivered by Acquiror substantially in the form of Annex D to the Merger Agreement.

          "Actually Realized" or "Actually Realizes" means, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event (including any Tax Refund), the time at which the amount of Taxes payable by such person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for such payment, transaction, occurrence or event.

          "Affiliated Group" means the affiliated group of which the Company is the common parent.

          "Allowable Tax" means any Tax of the Company Group which is an allowable cost under the Federal Acquisition Regulation, 48 C.F.R. Chapter 1, and associated regulations and agreements between the Company and any U.S. governmental entity, which agreements are described on Schedule 1.

          "B-1B Contracts" means the B-1B Full Scale Development
Contract (No. F33657-81-C-0208) and the B-1B Production Contract (No. F33657-81-C-0201).

          "Business Acquisition Agreement" means the Business
Acquisition Agreement dated November 22, 1996 among

Rockwell Australia Limited, ACN 004 471 078 Pty Ltd and New Rockwell Australia Pty Limited, as amended by Amending Agreement dated December 4, 1996.

          "California Tax Credits" means any California Tax credits for manufacturing and research property resulting from qualified costs paid or incurred on or before the Distribution Date by any member of the Company Group or the Newco Group.

          "California Tax Deficiency" means any Tax Deficiency with respect to California Taxes.

          "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted Federal Tax laws.

          "Combined Taxes" means all Taxes due with respect to any combined, consolidated or unitary state, local or foreign corporate Tax liability for all Pre-Merger Taxable Periods and Straddle Periods with respect to Joint Tax Returns.

          "Company Employees and Former Employees" means individuals who were employees of the Company Group on or before the Distribution Date and who do not become employees of the Newco Group between the Distribution Date and the date of the event giving rise to a deduction in respect of any Newco Options held by such individuals or Compensation Payments made to such individuals or who become employees of the Newco Group on or after the Distribution Date but are employees of the Company Group when any such Newco Options are exercised or Compensation Payments are made.

          "Company Group" means, solely for purposes of this Agreement and not for purposes of any other Reorganization Agreement, the Company and its affiliates, other than Newco and its affiliates
(determined after giving effect to the transfers contemplated by Article II of the Distribution Agreement) and, for Post-Tax
Indemnification Periods, shall include Acquiror and its affiliates.

          "Company Tax Item" means a Tax Item that is attributable to the Company Group and is not a Newco Tax Item.

          "Company Tax Opinions" means the opinions received by the Company from Chadbourne & Parke LLP and Wachtell,

Lipton, Rosen & Katz pursuant to Section 6.2(c) of the Merger
Agreement.

          "Compensation Payments" means all payments made by any member of the Newco Group under Sections 8.4 and 8.6 of the Distribution Agreement, to the extent that such payments relate to benefits accrued as of the Time of Contribution (as defined in the Distribution Agreement).

          "Contract Profitability" as of the Distribution Date shall mean (i) in the case of any long-term contract a portion of which is accounted for on the "percentage completion method" of accounting and a portion of which is accounted for on the "completed contract method" of accounting, in each case for Federal Income Tax purposes, the excess of (A) the aggregate amount of taxable income that would have been reportable for Federal Income Tax purposes for all Tax Indemnification Periods with respect to such contract if the contract had been accounted for in its entirety on the percentage completion method of accounting for Federal Income Tax purposes over (B) the actual amount of taxable income reportable for Federal Income Tax purposes for all Tax Indemnification Periods with respect to such contract, and (ii) in the case of any other long-term contract accounted for on the completed contract or percentage of completion method of accounting for Federal Income Tax purposes, the deferred contract profitability with respect to such contract as of the Distribution Date as calculated for financial accounting purposes.

          "Debt Refinancing" has the meaning set forth in Section 5.9.

          "Distribution Date" means the later of (i) the date on which the Distribution occurs or is deemed to occur for Federal Income Tax purposes and (ii) the date on which the Merger occurs or is deemed to occur for Federal Income Tax purposes. Solely for purposes of this Agreement, the Distribution or the Merger, as the case may be, shall be deemed effective as of the close of business on the Distribution Date.

          "Environmental Coverage Claims" shall have the meaning ascribed thereto in the Post-Closing Covenants Agreement.

          "Group" means either the Company Group or the Newco Group, as the context provides.

          "Health Care Claims" shall have the meaning ascribed thereto in Section 3.8 of the Post-Closing Covenants Agreement.

          "Income Tax Benefit" means for any taxable period the excess of (i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

          "Income Tax Detriment" means for any taxable period the excess of (A) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (B) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

          "Income Taxes" means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

          "Indemnitee" has the meaning set forth in Section 6.2.

          "Indemnitor" has the meaning set forth in Section 6.2.

          "Indemnity Issue" has the meaning set forth in Section 6.2.

          "IRS" means the Internal Revenue Service.

          "Joint Tax Return" means any Tax Return that includes a member of the Company Group and a member of the Newco Group.

          "Newco Group" means Newco and its affiliates, determined immediately after the Distribution and the Merger.

          "Newco Options" means those options to purchase Newco Common Stock or Newco Class A Common Stock, as the case may be, resulting from the conversion of Company Options in accordance with the Distribution Agreement.

          "Newco Tax Item" means a Tax Item solely attributable to the Newco Group.

          "Newco's Tax Representation Letter" means the representation letter delivered by Newco and the Company substantially in the form of Annex E to the Merger Agreement.

          "Other Individuals" means individuals other than Company Employees and Former Employees.

          "Other Taxes" has the meaning set forth in Section 3.1(c).

          "Post-Merger Taxable Period" means a taxable period beginning after the Distribution Date.

          "Post-Tax Indemnification Period" means any Post-Merger
Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

          "Pre-Merger Taxable Period" means a taxable period ending on or before the Distribution Date.

          "Prior Arrangement" means the Company's existing finance policy for allocation of Taxes (including disclosed practices) a copy of which finance policy (in effect as of the date hereof) is attached hereto as Schedule 2 and the advance agreements between the Company and any U.S. governmental entity a copy of which is attached hereto as
Schedule 1.

          "Responsible Party" has the meaning set forth in Section 6.3.

          "Reverse Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

          "Rockwell Australia" has the meaning set forth in Section
5.8(a).

          "Straddle Period" means a taxable period that includes but does not end on the Distribution Date.

          "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, wage withholding, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest (including the actual interest that would have accrued if there were no netting of Taxes), penalties and additions to any such tax, or additional amounts imposed by any Taxing Authority (domestic or foreign) upon the Company Group, the Newco Group, the Acquiror or any of their respective members or divisions or branches or affiliates.

          "Tax Audit Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Taxes.

          "Tax Deficiency" means a net increase in Taxes payable as a result of a Tax Audit Proceeding or an amendment of a Tax Return or an event having a similar effect.

          "Tax Indemnification Period" means any Pre-Merger Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.

          "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credits or any other item which is taken into account in determining taxable income or is otherwise taken into account in determining Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

          "Tax Opinions" means the Acquiror Tax Opinion and the
Company Tax Opinions.

          "Tax Records" has the meaning set forth in Section 7.3.

          "Tax Refund" means a refund of Taxes (including a reduction in Taxes as a result of any credit or any offset against Taxes or Tax Items) reduced (but not below zero) by any net increase in Taxes Actually Realized by the recipient (or its affiliate) thereof as a result of the receipt thereof; provided, however, that for purposes of determining any net increase in Taxes resulting from the refund of 1994 Australian Taxes of Rockwell Australia, any reduction of foreign tax credits for U.S. Tax purposes attributable to the receipt of such refund shall not be taken into account.

          "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

          "Taxing Authority" means any governmental or quasi-governmental body exercising any Taxing authority or Tax regulatory authority.

          "Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

          "Transfer Taxes" means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) arising as a result of or otherwise incurred in connection with any of the transactions contemplated by the Reorganization Agreements.


                              ARTICLE II

                         FILING OF TAX RETURNS

          2.1. Preparation of Tax Returns.

          (a) Consistent with Agreements. Each of the parties to this Agreement agrees to, and to cause each of its relevant affiliates to, report the Contribution and Distribution as transactions described in Sections 351 and 355 of the Code and/or a "reorganization" under
Section 368(a)(1)(D) of the Code and the Merger as a "reorganization" under Section 368(a)(1)(B) of the Code on all Tax Returns and other filings, to take no position inconsistent therewith or with the consummation of such transactions as set forth in the Merger Agreement, the Distribution Agreement, the Acquiror's Tax Representation Letter, Newco's Tax Representation Letter and the Tax Opinions (in the absence of a controlling change in law or circumstance), and to file or cause to be filed all such Tax Returns on a timely basis (including extensions).

          (b) Consistent with Past Practice. All Tax Returns described in Section 2.2 hereof filed after the date of this Agreement, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed and in a manner that does not unreasonably accelerate deductions or defer income between Tax Indemnification Periods and Post-Tax Indemnification Periods to the extent that a failure to do so would result in an increase in Tax payable by, or a reduction in Tax attributes of, a member of the Company Group in a Post-Tax Indemnification Period. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

          (c) Newco Obligations. Newco agrees to cooperate in good faith with the Company to determine the appropriate amount of Tax Items attributable to the Company Group to be reflected on any Tax Returns for Pre-Merger Taxable Periods or Straddle Periods to be prepared and filed by Newco in accordance with Section 2.2. Newco further agrees to provide the Company with a copy of each such Tax Return at least three weeks before it is filed and to follow the procedures in Section 4.3 relating to the calculation of Taxes and to not file any such Tax Returns without the prior written consent of the Company, which consent shall not be unreasonably withheld. If such consent is withheld, the Company shall so notify Newco at least two weeks prior to the due date for filing such Tax Returns. Newco will promptly provide the Company with copies of all such Tax Returns after filing.

          2.2. Pre-Merger Tax Returns.

          (a) Consolidated Federal Tax Returns. The Affiliated Group consolidated Federal Tax Returns (including amendments thereto) required to be filed or actually filed for any Pre-Merger Taxable Period after the date hereof shall be prepared and filed or caused to be prepared and filed by Newco, and the Company hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Newco as its agent to take any and all actions necessary or incidental to the preparation and filing of such Tax Returns.

          (b) Other Pre-Merger Taxable Period and Straddle Period Tax Returns. All Tax Returns (including amendments thereto) other than those described in Section 2.2(a) which include a member of the Newco Group or the Company Group that are required to be filed or are actually filed for any Pre-Merger Taxable Period or Straddle Period shall be prepared and filed or caused to be prepared and filed by Newco. The Company hereby irrevocably designates and agrees to cause each of its affiliates to designate Newco as its agent to take any and all actions necessary or incidental to the preparation and filing of such other Tax Returns.

          2.3. Post-Merger Tax Returns. All Tax Returns for all Post-Merger Taxable Periods shall be the responsibility of the Newco Group if such Tax Returns relate to a member or members of the Newco Group or their respective assets or businesses, and shall be the responsibility of the Company Group if such Tax Returns relate to a member or members of the Company Group or their respective assets or businesses.


                              ARTICLE III

                           PAYMENT OF TAXES

          3.1. Allocation of Tax Liabilities.

          (a) Consolidated Federal Tax Liabilities. Except as otherwise provided in this Agreement, Newco shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated Federal Tax liability for all Pre-Merger Taxable Periods of the Affiliated Group. The Company and Acquiror on behalf of the Company Group hereby assume and agree to pay directly to or at the direction of Newco, at least two days prior to the date payment (including estimated payment) thereof is due, the Company Group's allocable share of those Federal Taxes which are Allowable Taxes for all Pre-Merger Taxable Periods which have not been paid on or before the Distribution Date.

          (b) Combined, Consolidated and Unitary Corporate Taxes. Except as otherwise provided in this Agreement, Newco or a member of the Newco Group shall pay or caused to be paid, on a timely basis, all Combined Taxes. The Company and Acquiror on behalf of the Company Group hereby assume and agree to pay directly to or at the direction of Newco, at least two days prior to the date payment (including estimated payment) thereof is due, (i) the Company Group's allocable share of those Combined Taxes which are Allowable Taxes for all Pre-Merger Taxable Periods and the portion of any Straddle Period ending on the Distribution Date which have not been paid on or before the Distribution Date and (ii) the Company Group's allocable share of those Combined Taxes for the portion of any Straddle Period commencing on the day after the Distribution Date which have not been paid on or before the Distribution Date.

          (c) Other Taxes. Except as otherwise provided in this Agreement, Newco shall pay or caused to be paid all Taxes of the Company Group and the Newco Group other than those described in Sections 3.1(a) and 3.1(b) ("Other Taxes") for all Pre-Merger Taxable Periods and Straddle

Periods. The Company and Acquiror on behalf of the Company Group hereby assume and agree to pay directly to or at the direction of Newco, at least two days prior to the date payment (including estimated payment) thereof is due, (i) the Company Group's allocable share of those Other Taxes which are Allowable Taxes for all Pre-Merger Taxable Periods and the portion of any Straddle Period ending on the Distribution Date and which have not been paid on or before the Distribution Date and (ii) the Company Group's allocable share of those Other Taxes for the portion of any Straddle Period commencing on the day after the Distribution Date which have not been paid on or before the Distribution Date.

          (d) Post-Merger Taxes. Except as provided otherwise in this Agreement, all Taxes for all Post-Merger Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

          3.2. Tax Refunds, Carrybacks and California Tax Credits.

          (a) Retention and Payment of Tax Refunds. Except as otherwise provided in this Agreement, Newco shall be entitled to retain, and to receive within ten days after Actually Realized by the Company Group, the portion of all Tax Refunds (including without limitation Tax Refunds of Australian Taxes) of Taxes for which the Newco Group is liable pursuant to Section 3.1 or Section 6.1(a), and the Company shall be entitled to retain, and to receive within ten days after Actually Realized by the Newco Group, the portion of all Tax Refunds of Taxes for which the Company Group is liable pursuant to
Section 3.1 or Section 6.1(b). Notwithstanding the foregoing, all Tax Refunds (i) of Allowable Taxes or (ii) resulting from the carryback of any Company Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period (determined in a manner analogous to the determination of an Income Tax Benefit) shall be for the account and benefit of the Company Group.

          (b) Carrybacks. Except as otherwise provided in this Agreement, any Tax Refund (other than a Refund of Allowable Taxes) resulting from the carryback of any Newco Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period
(determined in a manner analogous to the determination of an Income Tax Benefit) shall be for the account of Newco, and the Company shall pay over to Newco any such Tax Refund within ten days after it is Actually Realized by the Company.

          (c) Refund Claims. Newco shall be permitted to file at Newco's sole expense, and the Company shall reasonably cooperate with Newco in connection with, any claims for Tax Refund to which Newco is entitled pursuant to this Section 3.2 or any other provision of this Agreement. Newco shall reimburse the Company for any reasonable out-of-pocket costs and expenses incurred by any member of the Company Group in connection with such cooperation. The Company shall be permitted to file at the Company's sole expense, and Newco shall reasonably cooperate with the Company in connection with, any claims for Tax Refund to which the Company is entitled pursuant to this
Section 3.2 or any other provision of this Agreement. The Company shall reimburse Newco for any reasonable out-of-pocket costs and expenses incurred by any member of the Newco Group in connection with such cooperation.

          Any claim for a Tax Refund to which Newco is entitled under this Agreement shall be subject to the Company Group's consent (such consent not to be unreasonably withheld), to be exercised in a manner analogous to that set forth in Section 2.1(c). Any claim for a Tax Refund to which the Company Group is entitled under this Agreement shall be subject to the Newco Group's consent (such consent not to be unreasonably withheld), to be exercised in a manner analogous to that set forth in Section 2.1(c).

          (d) California Tax Credits. Notwithstanding anything to the contrary in this Agreement, Newco shall be entitled to receive, within ten days after Actually Realized by the Company Group, any Tax Refund attributable to any California Tax Credits.


                              ARTICLE IV

                  ALLOCATION AND CALCULATION OF TAXES

          4.1. Straddle Period Taxes. In the case of any Straddle
Period:

               (i) the periodic Taxes of the Company Group and the Newco Group that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle

Period ending on the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period;

               (ii) Taxes of the Company Group and the Newco Group for the portion of any Straddle Period ending on the Distribution Date (other than Taxes described in Section 4.1(i) above) shall be computed as if such taxable period ended as of the close of business on the Distribution Date, and, in the case of any Taxes of the Company Group and the Newco Group attributable to the ownership by any member of the Company Group and the Newco Group of any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Distribution Date; and

               (iii) with respect to any Joint Tax Return for a Straddle Period, the allocation of Tax liability between the Company Group, on the one hand, and the Newco Group, on the other hand, shall be determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

          4.2. Share of Allowable Taxes. The Company Group's and the Newco Group's allocable share of Tax liability which is attributable to Allowable Taxes for all Pre-Merger Taxable Periods and the portion of any Straddle Period ending on the Distribution Date shall be determined in accordance with the Prior Arrangement.

          4.3. Calculations and Determinations. All calculations and determinations required to be made pursuant to this Agreement shall be made in good faith by Newco on a basis consistent with prior years and in a manner that does not unreasonably accelerate deductions or defer income between Tax Indemnification Periods and Post-Tax Indemnification Periods, and such calculations and determinations shall be subject to the written approval of the Company, which approval shall not be unreasonably withheld. Whenever Newco is required to make any of the calculations or determinations referred to in the prior sentence, Newco shall provide the Company with (i) preliminary drafts of any material calculations (including calculations of the amount for which the Company Group will be liable under this Agreement) or determinations as early as practicable, and final copies of such calculations (including calculations of the amount for which the Company Group will be liable under this Agreement) or determinations no later than nine weeks prior to the date on which applicable Tax Returns are to be filed, and such other information as the Company shall reasonably request and (ii) if requested by the Company, access (during reasonable business hours and upon reasonable advance notice) to copies of the relevant portions of any Tax Returns, reports or other statements. If the Company's written approval of such calculations and determinations is withheld, the Company shall so notify Newco no later than six weeks prior to the date on which the applicable Tax Returns are to be filed.

          4.4. Principles of Determination. In implementing this Agreement, except as otherwise specifically provided, the parties shall make any adjustments that are necessary to ensure that, with respect to Taxes for Straddle Periods or Pre-Merger Taxable Periods, payments and reimbursements between the parties reflect the principles that the Company is to bear responsibility for Taxes for the Company Group (and any affiliates) that (i) are attributable to the portion of any Straddle Period after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period) or (ii) are Allowable Taxes for any Pre-Merger Taxable Period or for any Straddle Period, and that Newco is to bear responsibility for all other Taxes for Straddle Periods and Pre-Merger Taxable Periods.

          4.5. Change in Law. Notwithstanding the agreement with respect to reporting of Tax Items attributable to Newco Options, Compensation Payments, Environmental Coverage Claims and Health Care Claims set forth in Sections 5.1(a), 5.2(a) and 5.5(a) of this Agreement, respectively, neither the Company Group nor the Newco Group shall have any obligation to report any such Tax Items as set forth in such Sections in the event that either such party determines that there is no substantial authority to support reporting such Tax Items on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Group provides prompt notice to the other Group of any such determination.

                               ARTICLE V

       NEWCO OPTIONS; COMPENSATION PAYMENTS; CERTAIN CONTRACTS;
      GUNSHIP CLAIMS; ENVIRONMENTAL COVERAGE CLAIMS; HEALTH CARE
             CLAIMS; B-1B CONTRACTS; FOREIGN SUBSIDIARIES;
                         CONSENT SOLICITATION.


          5.1. Tax Deductions Arising in Respect of Newco Options.

          (a) Tax Deductions. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to the Company or Newco, or Newco and the Company otherwise agree in writing, (x) the Company Group (and not the Newco Group) shall claim the post-Distribution Date Tax deductions in respect of Newco Options held by Company Group Employees and Former Employees (e.g., due to an option cash-out, an exercise of non-incentive stock options or a disqualifying disposition) and shall pay to Newco the amount of any Tax Refund (such Tax Refund not to include, or be tax-effected for any Tax Refund of the Company's allocable share of Allowable Taxes) arising in respect of such deductions within ten days after such Tax Refund is Actually Realized by the Company Group (including the time estimated Tax payments are due), and (y) the Newco Group shall claim any post-Distribution Date Tax deductions in respect of Newco Options held by any Other Individuals. Notwithstanding anything to the contrary contained herein, to the extent that any Tax deductions of the Company Group in respect of Newco Options held by Company Group Employees and Former Employees are carried back from a Post-Tax Indemnification Period to a Tax Indemnification Period, the Company shall pay to Newco any resulting Tax Refunds to the extent required pursuant to this Section 5.1(a), but the Company shall have no obligation to pay to Newco any additional amounts under any other provision of this Agreement (other than Section 6.6(a)) with respect to such Tax Refunds.

          (b) Notices, Withholding, Reporting. Newco shall promptly notify the Company of any post-Distribution Date event giving rise to income to any Company Employees and Former Employees in connection with the Newco Options and, if required by law, the Company shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Newco shall within 10 days of demand thereof reimburse the Company for all reasonable out-of-pocket expenses incurred in connection with the Newco Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that the Company shall use reasonable efforts to collect any such amounts required to be paid by Company Employees and Former Employees.

          (c) Tax Audit Adjustments. Notwithstanding the provisions of
Section 5.1(a), in the event a Tax Audit Proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.5, that all or a portion of the Tax deductions in respect of Newco Options held by Company Employees and Former Employees was not available to the Company Group, Newco shall pay to the Company the amount of the resulting Tax Deficiency (such Tax Refund not to include, or be tax-effected for, any Tax Refund of the Company's allocable share of Allowable Taxes) within 10 days after the Company Group has notified the Newco Group that such Tax Deficiency has been Actually Realized. In the event a Tax Audit Proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.5, that all or a portion of the Tax deductions in respect of Newco Options held by Other Individuals should have been claimed by the Company Group, the Company shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Newco the amount of any Tax Refund (such Tax Refund not to include, or be tax-effected for, any Tax Refund of the Company's allocable share of Allowable Taxes) arising in respect of such Tax deduction, in each case within 10 days after such Tax Refund is Actually Realized by the Company Group (including at the time estimated Tax payments are due). In the event that any Tax Audit Proceeding shall determine (by settlement or otherwise) that the Company Group realized taxable income directly or indirectly as a result of the exercise or settlement (including payment by Newco in cash or stock) of the Newco Options or the disqualifying disposition of any stock received upon exercise thereof (determined in a manner analogous to the determination of an Income Tax Detriment), Newco shall pay to the Company the amount of any resulting Tax Deficiency (such Tax Refund not to include, or be tax-effected for, any Tax Refund of the Company's allocable share of Allowable Taxes) within 10 days after the Company Group has notified the Newco Group that such Tax Deficiency has been Actually Realized.

          (d) IRS Ruling Request. At Newco's request and sole expense, Newco and the Company shall jointly seek a private letter ruling from the IRS regarding the proper party to claim the post-Distribution Date Tax deductions in respect of Newco Options.

          5.2. Compensation Payments.

          (a) Tax Deductions. Notwithstanding anything to the contrary in this Agreement, unless Newco and the Company otherwise agree in writing, (x) the Company Group (and not the Newco Group) shall claim the post-Distribution Date Tax deductions in respect of Compensation Payments paid to Company Group Employees and Former Employees and shall pay to Newco the amount of any Tax Refund (such Tax Refund not to include, or be tax-effected for, any Tax Refund of the Company's allocable share of Allowable Taxes) arising in respect of such Tax deductions within ten days after such Tax Refund is Actually Realized by the Company Group (including the time estimated Tax payments are due) and (y) the Newco Group shall claim any post-Distribution Date Tax deductions in respect of Compensation Payments paid to Other Individuals. Notwithstanding anything to the contrary contained herein, to the extent that any Tax deductions of the Company Group in respect of Compensation Payments are carried back from a Post-Tax Indemnification period to a Tax Indemnification Period, the Company shall pay to Newco any resulting Tax Refunds to the extent required pursuant to this Section 5.2(a), but the Company shall have no obligation to pay to Newco any additional amounts under any other provision of this Agreement (other than Section 6.6(a)) with respect to such Tax Refunds.

          (b) Notices, Withholding, Reporting. The Company shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to Company Group Employees and Former Employees. Newco shall within 10 days of demand thereof reimburse the Company for all reasonable out-of-pocket expenses incurred in connection with the Compensation Payments, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations resulting from such Compensation Payments; provided that the Company shall use reasonable efforts to collect any such amounts required to be paid by Company Employees and Former Employees.

          (c) Tax Audit Adjustments. Notwithstanding the provisions of
Section 5.2(a), in the event a Tax Audit Proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.5, that all or a portion of the Tax deductions in respect of Compensation Payments paid to Company Employees and Former Employees was not available to the Company Group, Newco shall pay to the Company the amount of the resulting Tax Deficiency (such Tax Refund not to include, or be tax-effected for, any Tax Refund of the Company's allocable share of Allowable Taxes) within 10 days after the Company Group has notified the Newco Group that such Tax Deficiency has been Actually Realized. In the event a Tax Audit Proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.5, that all or a portion of the Tax deductions in respect of Compensation Payments paid to Other Individuals should have been claimed by the Company Group, the Company shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Newco the amount of any Tax Refund (such Tax Refund not to include, or be tax-effected for, any Tax Refund of the Company's allocable share of Allowable Taxes) arising in respect of such deductions, in each case within 10 days after such Tax Refund is Actually Realized by the Company Group (including at the time estimated Tax payments are due). In the event that any Tax Audit Proceeding shall determine (by settlement or otherwise) that the Company Group realized taxable income directly or indirectly as a result of the payment of any Compensation Payments (determined in a manner analogous to the determination of an Income Tax Detriment), Newco shall pay to the Company the amount of any resulting Tax Deficiency (such Tax Refund not to include, or be tax-effected for, any Tax Refund of the Company's allocable share of Allowable Taxes) within 10 days after the Company Group has notified the Newco Group that such Tax Deficiency has been Actually Realized.

          5.3. Percentage Completion Contracts.

          (a) Adjustment to Contract Profitability. Newco and the Company shall each bear one-half of any interest cost due to, and be entitled to receive one-half of any interest refunded by, the IRS in respect of Tax Indemnification Periods resulting from adjustments required subsequent to the Distribution Date with respect to long-term contracts held by the Company pursuant to the look-back method of Treasury Regulation Section 1.460-6 or any comparable provision of State, local or foreign Tax law.

The Company shall pay to Newco its share of any such refunded interest within 10 days after such refund is Actually Realized by the Company, and Newco shall pay to the Company its share of any such interest due within 10 days after the Company Group has notified the Newco Group that such interest cost has been Actually Realized by the Company Group.

          5.4. Gunship Claims.

          (a) Gunship Claims Income Tax Paid. Newco hereby represents that prior to the date hereof the Company has reflected in taxable income on its U.S. Federal Income Tax Returns $181 million of income relating to the Gunship Claims.

          (b) Tax Item Timing Adjustments. If the Newco Group so requests, the Company Group shall consent to Newco pursuing a claim for a Tax Refund, at Newco's sole expense, in respect of Federal Income Taxes paid by the Company prior to the date hereof with respect to income relating to the Gunship Claims. Any such refund claim shall be governed by Section 3.2. Notwithstanding any other provision in this Agreement, Newco shall pay to the Company the amount of any increase in Taxes for the Post-Tax Indemnification Period attributable to the receipt of any resulting Tax Refund within 10 days after the Company Group has notified the Newco Group that such increase has been Actually Realized.

          5.5. Environmental Coverage Claims and Health Care Claims.

          (a) Tax Return Reporting. Newco and the Company shall each report its proportionate share of Tax Items attributable to the Environmental Coverage Claims and Health Care Claims, based on the allocation of the proceeds of the Environmental Coverage Claims and Health Care Claims (in the case of income Items), and the manner in which costs are shared (in the case of deduction Items), pursuant to Sections 3.2 and 3.8, respectively, of the Post-Closing Covenants Agreement.

          (b) Tax Audit Adjustments. (i) In the event a Tax Audit Proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.5, that the Company Group should have reported Tax Items in respect of the Environmental Coverage Claims or the Health Care Claims that were reported by the Newco Group pursuant to Section 5.5(a), Newco shall pay to the Company the amount of any resulting Tax Deficiency (and shall have the right to receive or retain any resulting Tax Refund) within ten days after the Company has notified Newco that it has Actually Realized such Tax Deficiency or after the Company Group has Actually Realized such Tax Refund, as the case may be.

          (ii) In the event a Tax Audit Proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.5, that the Newco Group should have reported Tax Items in respect of the Environmental Coverage Claims or the Health Care Claims that were reported by the Company Group pursuant to Section 5.5(a), the Company shall pay to the Newco Group the amount of any resulting Tax Deficiency (and shall have the right to receive or retain any resulting Tax Refund) within ten days after Newco has notified the Company that it has Actually Realized such Tax Deficiency or after the Newco Group has Actually Realized such Tax Refund, as the case may be.

          (c) For purposes of determining when a party has Actually Realized a Tax Deficiency under Section 5.5(b), in the event and to the extent Taxes payable by that the Company or Newco, as the case may be, are not increased as a result of including Tax Items in the nature of income attributable to the Environmental Coverage Claims or the Health Care Claims because such Tax Items are offset by losses, credits or other Tax Items of such party, such party shall be deemed to have paid Taxes with respect to such offset Tax Items at the highest applicable marginal rates.

          5.6. B-1B Contracts.

          (a) Tax Return Reporting. The Company Group shall report on its Post-Tax Indemnification Period Income Tax Returns all Tax Items arising in respect of the B-1B Contracts that are not reflected on the Company's Income Tax Returns for any Tax Indemnification Period, shall pay all Taxes with respect to such Tax Items and shall be entitled to all Tax Refunds attributable to such Tax Items.

          5.7. Research and Experimentation Credit. The Company Group hereby consents to Newco pursuing its claim for Tax Refund in respect of Tax Returns filed for the Tax Indemnification Period relating to the research and experimentation tax credit.

          5.8. Foreign Subsidiaries.

          (a) Distribution of Australian Subsidiary. Prior to the Distribution, Rockwell Australia Limited ("Rockwell Australia") will be distributed to the Company in a transaction intended to qualify as a transaction pursuant to Section 355 of the Code. In the event that such transaction does not so qualify and the Company Group sells or otherwise disposes of the stock of Rockwell Australia, the Company shall pay to Newco, within 10 days after such Tax Refund is Actually Realized by the Company, the amount of any Company Group Tax Refund arising because such transaction failed to so qualify.

          (b) Foreign Tax Credits, Subpart F Income and PFIC Income. In the event that, during the period beginning on the Distribution Date and ending on September 30, 1997, the Company Group engages in any transaction outside of the ordinary course of business and such transaction (i) affects the foreign tax credit computation with respect to any amount taken into income by the Company Group with respect to Rockwell Australia and its subsidiaries for the Tax Indemnification Period, (ii) increases the amount includible in the Company Group's income pursuant to Section 951 et seq of the Code that is attributable to the Company's ownership interest in Rockwell Australia and its subsidiaries for the Tax Indemnification Period or
(iii) increases the Company Group's Tax pursuant to Section 1291 et seq of the Code that is attributable to the Company's ownership interest in Rockwell Australia and its subsidiaries for the Tax Indemnification Period, the Company shall pay to Newco any resulting additional net Tax cost to the Newco Group for the Tax Indemnification Period within ten days after notification by Newco that the Company Group has Actually Realized such net Tax cost.

          (c) In connection with the transactions contemplated under the Business Acquisition Agreement, the Company Group will cooperate with Newco, provide such information as Newco reasonably requests and take all actions as reasonably requested by Newco to minimize the Taxes payable by the Company Group or the Newco Group attributable to any action taken in connection with such transactions including, but not limited to, consenting to the filing by Newco for rollover relief.

          5.9. Consent Solicitation; Repayment of Short-Term Debt.

          (a) Any net Income Tax cost attributable to cancellation of indebtedness income ("CODI"), or net Income Tax benefit attributable to bond retirement premium ("BRP") (determined in each case in a manner analogous to the determination of an Income Tax Detriment and Income Tax Benefit, respectively), recognized by the Company Group as a result of the transactions described in Sections 3.1 and 5.18 of the Merger Agreement and/or a tender offer by Acquiror for the outstanding notes of the Company (collectively, the "Debt Refinancing") shall be for the account of Acquiror.

          (b) The Company Group shall report any CODI or BRP resulting from the Debt Refinancing as occurring in a Post-Tax Indemnification Period in accordance with Treasury Regulation Section
1.1502-76(b)(ii)(B), unless the relevant Taxing Authority will not accept a Tax Return on such basis.


                              ARTICLE VI

                   TAX INDEMNIFICATION; TAX CONTESTS

          6.1. Indemnification.

          (a) Newco Indemnification. Except as otherwise provided in
Article V or Section 6.1(b), Newco and the Newco Group shall be liable for and shall indemnify, defend and hold harmless the members of the Company Group and Acquiror and each of their respective affiliates and Representatives from and against (A) all Taxes of the Company Group and the Newco Group for Pre-Merger Taxable Periods other than the Company Group's allocable share of Allowable Taxes for such Pre-Merger Taxable Periods, (B) all Taxes of the Company Group and the Newco Group for the portion of any Straddle Period ending on the Distribution Date other than the Company Group's allocable share of Allowable Taxes for such portion of any such Straddle Period, (C) all Taxes of the Newco Group for the portion of any Straddle Period beginning on the day after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period), (D) all Taxes of the Newco Group for Post-Merger Taxable Periods, (E) all liability (as a result of Treasury Regulation
Section 1.1502-6(a) or otherwise) for Income Taxes of any person (other than a member of the Company Group or the Newco Group) which is or has ever been affiliated with any member of the Company Group or the Newco Group or with which any member of the

Company Group or the Newco Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return for any Pre-Merger Taxable Period or Straddle Period, (F) the amount of any California Tax Deficiency resulting from the receipt by the Company Group of any Tax Refund attributable to any California Tax Credits, and the amount of any other net Tax cost attributable to the California Tax Credits or any refund thereof, (G) all Taxes for which Newco is liable pursuant to Article V or Section 6.5, (H) any Transfer Taxes imposed in connection with or as a result of the Contribution and/or the Distribution, and one-half of any Transfer Taxes imposed in connection with or as a result of the Merger, (I) 50% of any Income Taxes payable by the Company Group in any Post-Tax Indemnification Period with respect to any long-term contract accounted for Federal income Tax purposes pursuant to the "completed contract method" and/or the "percentage completion method" of accounting to the extent attributable to Contract Profitability with respect to such contract as of the Distribution Date, but only to the extent such Contract Profitability exceeds $22 million in the aggregate, (J) all Taxes for any taxable period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Newco Group of any representation, warranty or obligation under this Agreement, (K) all Taxes for any taxable period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the inaccuracy of the representations and warranties contained in clauses
(ix) or (xii) of Section 4.1(l) or clause (xi) of Section 4.1(m) of the Merger Agreement or the breach of the covenant contained in
Section 5.1(n) of the Merger Agreement, (L) all liability for Taxes resulting from the Contribution, Distribution and/or Merger (including the transactions described in the last sentence of each of Sections 2.1(a), 2.1(b), 2.2(a) and 2.2(b) of the Distribution Agreement), (but not including any Taxes attributable to collateral consequences of such transactions, such as a reassessment of Company property for property Tax purposes resulting from the change in control incident to the Merger), (M) all Taxes that would not have been imposed but for any reduction in the Tax attributes (including without limitation, Tax loss carryovers and Tax basis in stock) of any member of the Company Group that occurs as a result of the transactions (other than the transfer of the stock of Rockwell Australia to the Company referred to in Section 5.8(a)) contemplated under the Business Acquisition Agreement (the "Rockwell Australia

Reorganization") (such additional Taxes to be computed taking into account any Tax benefit resulting from the Rockwell Australia Reorganization actually realized by any member of the Company Group at or before the time such additional Taxes are imposed, provided, however, that if any Tax benefit resulting from the Rockwell Australia Reorganization is actually realized by any member of the Company Group after the time such Taxes are imposed, the Company Group shall reimburse Newco for the amount of any such reduction in Taxes as a result therefrom, but not in excess of the amount previously paid by the Newco Group pursuant to this Section 6.1(a)(M)), (N) all liability for Taxes incurred by any member of the Company Group that would not have been imposed except as a result of any action taken pursuant to
Section 5.8(c), and (O) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing. Notwithstanding the foregoing, Newco shall not indemnify, defend or hold harmless any member of the Company Group from any liability for Taxes, other than Taxes resulting from the failure of the Contribution or Distribution to qualify as transactions described in Sections 351 or 355 of the Code and/or as a "reorganization" under Section 368(a)(1)(D) of the Code and the Merger as a "reorganization" pursuant to Section 368(a)(1)(B) of the Code, resulting from any action taken by any member of the Company Group on the Distribution Date after the Effective Time (other than actions relating to the Debt Refinancing or in the ordinary course of business) (a "Buyer Tax Act").

          For purposes of clause (I) of the second preceding sentence, Newco's indemnity obligation shall arise only at such time as the Company Group Actually Realizes a Tax cost with respect to Contract Profitability in excess of $22,000,000, which shall be deemed to occur only after the Company Group has Actually Realized income items attributable to Contract Profitability with respect to long-term contracts in existence on the Distribution Date in an aggregate amount of $22,000,000.

          (b) Company and Acquiror Indemnification. (i) Company Indemnification. Except as otherwise provided in Article V or Section 6.1(a), the Company shall be liable for and shall indemnify, defend and hold harmless the Newco Group from and against (A) all Taxes of the Company Group for Post-Merger Taxable Periods, (B) the Company Group's allocable share of Allowable Taxes for Pre-Merger Taxable Periods and the portion of any Straddle Period ending on the

Distribution Date, (C) all Taxes of the Company Group for the portion of any Straddle Period beginning on the day after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period), (D) all Taxes resulting from a Buyer Tax Act, (E) all Taxes for which the Company is liable pursuant to Article V or Section 6.5, (F) all Taxes for any taxable period (whether beginning before, on or after the Distribution Date) that would not have been paid but for the breach by any member of the Company Group of any representation, warranty or obligation under this Agreement and (G) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

          (ii) Acquiror Indemnification. Acquiror shall indemnify defend and hold harmless Newco for one-half of any Transfer Taxes imposed in connection with or as a result of the Merger.

          (c) Payments. Subject to Section 6.6(b), any indemnity payment required to be made pursuant to this Section 6.1 shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Taxing Authority (including estimated Tax payments).

          6.2. Notice of Indemnity. Whenever a party hereto (hereinafter an "Indemnitee") becomes aware of the existence of an issue raised by any Taxing Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Group for any Post-Tax Indemnification Period (in the case of the Company Group) or for any Tax Indemnification Period (in the case of the Newco Group) or require a payment hereunder to the other party (hereinafter an "Indemnity Issue"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "Indemnitor") of such Indemnity Issue. The failure of any Indemnitee to give such notice shall not relieve any Indemnitor of its obligations under this Agreement except to the extent such Indemnitor or its affiliate is actually materially prejudiced by such failure to give notice.

          6.3. Tax Contests. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (A) in all conferences, meetings or proceedings with any Taxing Authority, the subject matter of which is or includes an Indemnity Issue and (B) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the "Responsible Party") with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Taxing Authority and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. If the Indemnitor is not the Responsible Party, such cooperation may include permitting the Indemnitor, at the Indemnitor's sole expense, to litigate or otherwise resolve any Indemnity Issue. If Newco is the Responsible Party and if either (x) the Taxes at issue in the aggregate may equal or exceed $50,000 (computed taking into account reasonably anticipated future year Tax costs on a present value basis) or (y) the Indemnity Issue relates to the qualification of the Contribution or the Distribution as transactions described in Sections 351 and 355 of the Code and/or a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code, (i) Newco shall not settle any such Indemnity Issue without the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, (ii) the Acquiror, and counsel of its own choosing, shall have the right to participate fully, at its own expense, in all aspects of the defense of such Indemnity Issue, (iii) Newco shall inform the Acquiror, reasonably promptly in advance, of the date, time and place of all administrative and judicial meetings, conferences, hearings and other proceedings relating to such Indemnity Issue, (iv) the Acquiror shall, at its own expense, be entitled to have its representatives (including counsel, accountants and consultants) attend and participate in any such administrative and judicial meetings, conferences, hearings and other proceedings relating to such Indemnity Issue, (v) Newco shall provide to the Acquiror all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent's reports, protests, petitions and any other documents relating to such Indemnity Issue promptly upon receipt from, or in advance of submission to (as the case may be), the relevant Taxing Authority or courts and (vi) Newco shall not file or submit any protests, briefs, responses, petitions or other documents relating to such Indemnity Issue with such relevant Taxing Authority or courts without the prior written consent of the Acquiror, which consent shall not be unreasonably withheld. Notwithstanding any other provision of this Agreement, if Newco has materially satisfied its obligations under this Agreement and if the Company fails to permit Newco to control any Indemnity Issue relating to the qualification of the Contribution and Distribution as transactions described in Sections 351 and 355 of the Code and/or a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the qualification of the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code, then Newco shall not be liable for and shall not indemnify the Company Group for any Tax Deficiency resulting from an adverse determination of such Indemnity Issue.

          6.4. Timing Adjustments.

          (a) Timing Differences. If a Tax Audit Proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Newco has or would otherwise have under Section 6.1 and/or an increase in the amount of a Tax Refund to which Newco is entitled to under
Section 3.2, then in each Post-Tax Indemnification Period in which the Company Group Actually Realizes an Income Tax Detriment, Newco shall pay to the Company an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Newco shall be required to make under this Section 6.4(a) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Newco Group for all taxable periods and the Company Group for all Tax Indemnification Periods as a result of such Timing Difference. Newco shall make all such payments within ten days after the Company notifies Newco that the relevant Income Tax Detriment has been Actually Realized.

          (b) Reverse Timing Differences. If a Tax Audit proceeding or an amendment of a Tax Return results in a

Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity obligation of Newco under Section 6.1 and/or a decrease in the amount of a Tax Refund to which Newco is or would otherwise be entitled to under Section 3.2, then in each Post-Tax Indemnification Period in which the Company Group Actually Realizes an Income Tax Benefit, the Company shall pay to Newco within ten days after the Company has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments which the Company shall be required to make under this Section 6.4(b) which respect to any Reverse Timing Difference shall not exceed the aggregate amount of the Income Tax Detriments realized by the Company Group and the Newco Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

          6.5. Certain Post-Distribution Transactions.

          (a) Consistent with Agreements. Newco shall, and shall cause each Newco Group member to, comply with and take no action inconsistent with Newco's Tax Representation Letter. Acquiror shall, and shall cause each member of the Company Group to, comply with and take no action inconsistent with Acquiror's Tax Representation Letter. The Newco Group, Acquiror and the Company Group shall use their respective best efforts to have the Contribution and the Distribution qualify as transactions described in Sections 351 and 355 of the Code and/or a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and to have the Merger qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The parties hereto intend that the sole remedy for breach of the covenants contained in this Section 6.5(a) shall be as set forth in Section 6.5(b) hereof.

          (b) Tax-Free Reorganization Treatment. Acquiror and the Company agree to indemnify and hold the Newco Group harmless from and against any Taxes resulting from any Action (as hereinafter defined) which causes either the Contribution and the Distribution to fail to qualify as transactions described in Sections 351 and 355 of the Code and/or a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the Merger to qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. An "Action" shall mean any of the actions set forth on Schedule 6.5 hereof, taken by Acquiror or the Company or any of their respective affiliates (other than the members of the Newco Group) within the two-year period following the Distribution Date. Notwithstanding the foregoing, an Action shall not include any transaction or action disclosed or described in Newco's Tax Representation Letter or the Acquiror's Tax Representation Letter, or required or otherwise contemplated by any Reorganization Agreement (or any agreement or document included as an exhibit thereto), or of which the Company or Newco has actual knowledge as of the Distribution Date. An Action shall not include any action on the part of any member of the Newco Group, or any of their respective shareholders, officers, directors or agents. Newco agrees to indemnify and hold the Acquiror and the Company Group harmless from and against any Tax liability resulting from or otherwise attributable to the Contribution and Distribution failing to qualify under Sections 351 and 355 of the Code and/or a "reorganization" under Section 368(a)(1)(D) of the Code or the Merger failing to qualify as a "reorganization" under Section 368(a)(1)(B) of the Code, except to the extent such Tax liability results from an Action. For purposes of this
Section 6.5(b), the amount of any Taxes resulting from an Action shall equal the difference between (i) the Taxes actually paid with respect to the Contribution, Distribution and the Merger and (ii) the greater of (x) the amount of Taxes that would have been payable with respect to the Contribution and Distribution if such transactions had qualified under Sections 351 and 355 of the Code and/or a "reorganization" under Section 368(a)(1)(D) of the Code and the Merger if such transaction had qualified as a "reorganization" under
Section 368(a)(1)(B) and (y) the amount of Taxes that would have been payable with respect to the Contribution, Distribution and the Merger in the absence of such Action.

          6.6. Payments Net of Taxes. (a) Gross-Up and
Characterization. The amount of any payment under this Agreement or under Section 2.1(b) of the Post-Closing Covenants Agreement shall be
(i) increased to take account of any net Tax cost incurred by the recipient thereof as a result of the receipt or accrual of payments hereunder (grossed-up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the recipient arising from the incurrence or payment of any such payment, other than any such net Tax benefit that the recipient is specifically entitled to retain pursuant to this Agreement. In computing the amount of any such Tax cost or Tax benefit, the recipient shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment hereunder. Except as provided in Section 6.6(b), or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this Section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient has Actually Realized such cost or benefit. It is the intention of the parties that payments made pursuant to this Agreement are to be treated as relating back to the Contribution as an adjustment to the assets and liabilities contributed thereunder, and the parties shall not take any position inconsistent with such intention before any Taxing Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

          (b) Time for Payment. Notwithstanding any other provision of this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $25,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $25,000 payment obligations arising during such calendar quarter exceeds $150,000. Unless otherwise specified by the recipient for items exceeding $100,000, any such payment may be made on a net Tax basis (i.e., reduced to take account of any net Tax benefit to be realized by the recipient (computed at an effective Tax rate to be agreed upon from time-to-time by the parties)) to the extent such recipient is entitled to a corresponding deduction.

          (c) Right to Offset. Any party making a payment under this Agreement shall have the right to reduce any such payment by any amounts owed to it by the other party to this Agreement.

                              ARTICLE VII

                COOPERATION AND EXCHANGE OF INFORMATION

          7.1. Preparation of Returns. The Company shall, and shall cause each appropriate member of the Company Group to, prepare and submit to Newco, at the Company's expense, (i) no later than 120 days prior to the due date (taking into account any extensions), but in no case earlier than 60 days after the close of the relevant taxable period, for any Affiliated Group consolidated Federal Tax Returns or any state, local or foreign combined or unitary corporate Joint Tax Returns, all information that Newco shall reasonably request, in such form as Newco shall have reasonably requested, to enable Newco to file such Tax Returns and (ii) no later than 120 days prior to the due date (taking into account any extensions), but in no case earlier than 60 days after the close of the relevant taxable period, for any other Tax Return for Pre-Merger Taxable Periods and Straddle Periods which Newco is responsible for filing, all information that Newco shall reasonably request, in such form as Newco shall have reasonably requested, to enable Newco to file such Tax Returns.

          7.2. Cooperation and Exchange of Information. Each party hereto, on behalf of itself and its affiliates, agrees to provide the other party hereto with such cooperation and information as such other party shall reasonably request in connection with the preparation or filing of any Tax Return or claim for Tax Refund not inconsistent with this Agreement or in conducting any audit or other proceeding in respect to Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Newco as an officer of the Company and Acquiror and each of their affiliates for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Taxing Authorities and defending audits as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company Group for the Tax Indemnification Period and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by

Taxing Authorities, including without limitation, foreign Taxing Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Subject to the rights of the Company Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the Company Group with respect to Tax Returns and Taxes for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its affiliates to make, their employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

          7.3. Record Retention. The Company and Newco agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto ("Tax Records") existing on the date hereof or created through the Distribution Date, for 10 years from the Distribution Date and (ii) allow the other parties to this Agreement and their Representatives (and Representatives of any of its affiliates), at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, and have access to such employees, as the Company and Newco may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and without disruption to either of its businesses. At the end of the 10-year period described in clause (i), the Company or Newco, as the case may be, shall transfer such records (or cause such records to be transferred) to the other party (at such other party's sole expense), unless such other party notifies the Company or Newco, as the case may be, within 90 days prior to the expiration of the 10-year period, that such other party does not desire to receive such Tax Records, in which case the Company or Newco, as the case may be, may destroy or otherwise dispose of such undesired documents.

          7.4. Notification of Certain Dispositions. Acquiror shall give Newco at least 30 days prior written notice in the event that any time prior to October 1, 2002 Rockwell Australia disposes of all or any portion of the ownership interest in, or all or a substantial portion of the assets of, A.C.N. 004 471 078 Pty. Ltd. Such notice shall describe any such disposition in sufficient detail to enable Newco (i) to comply with the requirements of

Section 367 of the Code and applicable regulations thereunder and (ii) to enter into a revised gain recognition agreement under Section 367 of the Code and the applicable regulations if such disposition occurs in a transaction in which no gain or loss is required to be recognized under U.S. income tax principles or gain is recognized solely by reason of Section 357(c) of the Code.


                             ARTICLE VIII

                             MISCELLANEOUS

          8.1. Entire Agreement. This Tax Allocation Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

          8.2. Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties. Anything in this Agreement or any other Reorganization Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and any other Reorganization Agreement, the provisions of this Agreement shall control.

          8.3. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or
(iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (a)  If to Newco:

                    NEW ROCKWELL INTERNATIONAL CORPORATION
                    2201 Seal Beach Boulevard
                    Seal Beach, California 90740-8250
                    Attention:  William J. Calise, Jr., Esq.
                                Senior Vice President, General
                                Counsel and Secretary
                    Telecopy:   (310) 797-5687

                    with copies to:

                    Chadbourne & Parke LLP
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention:  Peter R. Kolyer, Esq.
                    Telecopy:   (212) 541-5369

               (b)  if to Acquiror or the Company:

                    The Boeing Company
                    P.O. Box 3707
                    M/S 13-08
                    Seattle, Washington 98124-2207
                    Attention:  Theodore J. Collins
                                Vice President & General
                                Counsel
                    Telecopy:   (206) 544-4900

                    with copies to:

                    Cravath, Swaine & Moore
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, New York 10019
                    Attention:  Allen Finkelson, Esq.
                    Telecopy:   (212) 474-3700

          8.4. No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

          8.5. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

          8.6. Term. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Newco and the Company, or their successors.

          8.7. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          8.8. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          8.9. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

          8.10. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          8.12. Agent. Any consent rights of members of the Newco Group under this Agreement shall be exercised by Newco on behalf of the Newco Group, and any notices given by the Company Group to Newco shall be deemed to be given to each member of the Newco Group. Any consent rights of the Company Group under this Agreement shall be exercised by Acquiror on behalf of the Company Group, and any notices given by Newco to Acquiror shall be deemed to be given to each member of the Company Group.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                   ROCKWELL INTERNATIONAL
                                   CORPORATION

                                   By:
                                        /s/  WILLIAM J. CALISE, JR.
                                       ----------------------------------
                                       Name:  William J. Calise
                                       Title: Senior Vice
                                              President


                                   NEW ROCKWELL INTERNATIONAL
                                   CORPORATION

                                   By:
                                        /s/ WILLIAM J. CALISE, JR.
                                       ----------------------------------
                                       Name:  William J. Calise
                                       Title: Senior Vice
                                              President


                                   THE BOEING COMPANY

                                   By:
                                           /s/ PHILIP M. CONDIT
                                       ----------------------------------
                                       Name:  Philip M. Condit
                                       Title: President and Chief
                                              Executive Officer